 SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTOR

ENCOMPASS FUND
A SERIES OF THE
ENCOMPASS FUNDS

LETTER OF INVESTMENT INTENT

June 3, 2006

To the Board of Trustees of the Encompass Funds

The undersigned (the “Purchaser”) hereby subscribes to purchase a beneficial interest (“Interest”) of the Encompass Fund, a series of the Encompass Funds, in the amount of fifty thousand dollars ($50,000.00) for five thousand (5,000) shares at net asset value of ten dollars ($10.00) per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of fifty thousand dollars ($50,000.00).

            The Purchaser agrees that the Interest is being purchased for investment purposes only and with no present intention of reselling or redeeming said Interest.

Malcolm H. Gissen
Dated June 3, 2006
/s/ Malcolm H. Gissen
By: Malcolm H. Gissen

 SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTOR

ENCOMPASS FUND
A SERIES OF THE
ENCOMPASS FUNDS

LETTER OF INVESTMENT INTENT

June 3, 2006

To the Board of Trustees of the Encompass Funds

The undersigned (the “Purchaser”) hereby subscribes to purchase a beneficial interest (“Interest”) of the Encompass Fund, a series of the Encompass Funds, in the amount of fifty thousand dollars ($50,000.00) for five thousand (5,000) shares at net asset value of ten dollars ($10.00) per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of fifty thousand dollars ($50,000.00).

The Purchaser agrees that the Interest is being purchased for investment purposes only and with no present intention of reselling or redeeming said Interest.

Marshall G. Berol
Dated June 3, 2006
/s/ Marshal G. Berol
By: Marshall G. Berol